FOR IMMEDIATE RELEASE
Cogent Contacts:

For Public Relations:	For Investor Relations:

Jeff Henriksen + 1 (202) 295-4200 jhenriksen@cogentco.com	John Chang + 1 (202) 295-4212 investor.relations@cogentco.com

COGENT COMMUNICATIONS GROUP, INC. ANNOUNCES PRICING OF CONVERTIBLE NOTE OFFERING AND
CONCURRENT SHARE REPURCHASE

WASHINGTON, D.C. June 5 2007 Cogent Communications Group, Inc. (NASDAQ: CCOI) announced today that it priced its offering of $200 million principal amount of convertible senior notes due 2027. The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Cogent has also granted the initial purchaser of the notes a 20-day option to purchase up to an additional $20 million aggregate principal amount of notes, solely to cover over-allotments.

The notes will be senior unsecured obligations of Cogent and mature on June 15, 2027. The notes may be redeemed by the Company at any time after June 20, 2014. Holders of the notes will have the right to require Cogent to repurchase for cash all or some of their notes on June 15, 2014, 2017 and 2022 and upon the occurrence of certain designated events. The notes will pay interest semiannually at a rate of 1.00% per annum. The notes will be convertible into shares of Cogent’s common stock, cash, or a combination thereof, calculated on a proportionate basis over a 20 trading day observation period at a base conversion rate of 20.3355 shares per $1,000 principal amount of notes, which is equal to a base conversion price of approximately $49.18 per share, subject to adjustment on the occurrence of certain events. This represents a 75% conversion premium based on the last reported sale price of $28.10 per share of Cogent common stock on the NASDAQ Global Market on June 5, 2007. In addition, if the volume-weighted average price of Cogent’s common stock during the related observation period exceeds the base conversion price, holders will receive additional shares of common stock or cash, as determined pursuant to a specified formula.

Cogent intends to use approximately $10.6 million of the net proceeds from the offering to pay off its existing 7.50% convertible subordinated notes, which reach maturity on June 15, 2007, and $50.0 million of the remaining net proceeds from the offering to purchase shares of its outstanding common stock concurrently with this offering.  Cogent intends to use the remaining proceeds of this offering for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Cogent’s issuance of the notes and the shares of Cogent common stock issuable upon conversion of the notes, if any, have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Cogent Communications Group, Inc.
Cogent Communications Group, Inc. (NASDAQ: CCOI) is a multinational, Tier 1 facilities-based ISP. Cogent specializes in providing businesses with high speed Internet access and point-to-point transport services. Cogent’s facilities-based, all-optical IP network backbone spans 14 countries and provides IP services in over 95 markets located in North America and Europe.

Cogent Communications Group is headquartered at 1015 31st Street, NW, Washington, D.C. 20007. For more information, visit www.cogentco.com. Cogent Communications Group can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

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